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                                                                     EXHIBIT 5.1


           [LETTERHEAD OF REINSURANCE GROUP OF AMERICA, INCORPORATED]

                                December 18, 2001

Reinsurance Group of America, Incorporated
1370 Timberlake Manor Parkway
Chesterfield, Missouri 63017-6039

Ladies and Gentlemen:

          I am General Counsel and Secretary of Reinsurance Group of America, Incorporated, a Missouri corporation (the "Company"), and have acted as counsel for the Company in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of (i) up to $258,750,000 of the Company's Trust Preferred Income Equity Redeemable Securities Units (the "PIERS Units"), the components of which are (A) a 5.75% Cumulative Trust Preferred Security (the "Preferred Security") of RGA Capital Trust I (the "Trust") and (B) a warrant (the "Warrants") to purchase 1.2508 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), (ii) up to $266,752,650 aggregate principal value at maturity of the Company's 5.75% Junior Subordinated Deferrable Interest Debentures (the "Junior Debentures") and (iii) the related guarantee of the Preferred Securities by the Company (the "Guarantee"). The PIERS Units are proposed to be sold on the terms and conditions to be set forth in an underwriting agreement, dated as of December 12, 2001, by and among the Company, Lehman Brothers Inc. and Banc of America Securities LLC (the "Underwriting Agreement") and the related Unit Agreement, Amended and Restated Trust Agreement, Warrant Agreement, First Supplemental Junior Subordinated Indenture, Guarantee Agreement, Calculation Agency Agreement and Remarketing Agreement (collectively, together with the Underwriting Agreement, the "Transaction Documents"), each of which is being filed with the Securities and Exchange Commission (the "Commission") as an exhibit to the Current Report on Form 8-K to which this opinion is also an exhibit. Capitalized terms used but not otherwise defined herein shall have the meaning assigned to such terms in the Underwriting Agreement.

          In connection herewith, I have reviewed and am familiar with the Registration Statements on Form S-3, as amended (File Nos. 333-74104, 333-74104-01 and 333-74104-02), which also constitute Post-Effective Amendment No. 2 to the Registration Statements on Form S-3, as amended (File Nos. 333-55304, 333-55304-01 and 333-55304-02) (collectively, the "Registration
Statement"), filed by the Company and RGA Capital Trust I and RGA Capital Trust II, with the Commission under the Act, which Registration Statement became effective on December 3, 2001, and with the forms of the related Prospectus and Prospectus Supplement, dated December 3, 2001 and December 12, 2001, respectively, which the Company filed with the Commission under the Act on December 14, 2001 pursuant to Rule 424(b)(5). The Registration Statements as they became effective are herein called the "Registration Statement" and the related Prospectus and Prospectus Supplement are herein called the "Prospectus." I have also reviewed the Transaction Documents and the Indenture. I am familiar with the corporate

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proceedings taken by the Company to authorize the issuance and sale of the PIERS
Units by the Company to the Underwriters pursuant to the Underwriting Agreement.

          I have examined and relied without investigation as to matters of fact upon the Registration Statement, certificates, statements and results of inquiries of public officials and officers and representatives of the Company, and such other documents, corporate records, certificates and instruments as I have deemed necessary or appropriate to enable me to render the opinions expressed herein. I have assumed the genuineness of all signatures on all documents examined by me, the legal competence and capacity of each person that executed documents, the authenticity of documents submitted to me as originals, and the conformity to authentic originals of documents submitted to me as certified or photocopies.

          I also have assumed that at the time of execution, authentication, issuance and delivery of the Transaction Documents, such Transaction Documents will be the valid and legally binding obligation of the counterparty thereto.

          Based upon the foregoing, in reliance thereon, and subject to the exceptions, qualifications and limitations stated herein, I am of the opinion that the shares of Common Stock to be issued upon exercise of the Warrants, when issued in accordance with the Warrant Agreement against payment of the exercise price for such Warrants, will be validly issued, fully paid and non-assessable.

          The opinion is not rendered with respect to any laws, statutes, rules or regulations other than the laws of the State of Missouri and the federal laws of the United States. I note that the Transaction Agreements provide that they shall be governed and construed in accordance with, the laws of the State of New York (except as otherwise provided in such agreements), but in rendering my opinion, I have assumed that the substantive laws of the State of New York are identical to the substantive laws of the State of Missouri in all respects relevant to this opinion, and I express no opinion as to which law any court construing the Transaction Agreements would apply. I express no opinion as to matters governed by Delaware law. Additionally, I express no opinion regarding the anti-dilution provisions set forth in Article IV of the Warrant Agreement and have assumed that any additional Common Stock to be issued based on such anti-dilution provisions pursuant to the Warrant Agreement have been duly reserved for issuance by the Company.

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Matters" in the Prospectus. I also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Securities. In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

                                        Very truly yours,


                                        /s/ James E. Sherman

                                        James E. Sherman
                                        General Counsel and Secretary